Exhibit 10.1

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the “Agreement”) dated this 4th day of June 2004, by and between VT Roxboro LLC, a Delaware limited liability company (“Seller”) and Flue-Cured Tobacco Cooperative Stabilization Corporation, a North Carolina corporation (“Purchaser”).

WITNESSETH:

     WHEREAS, Seller owns a tobacco processing and manufacturing facility in Timberlake, North Carolina (“Timberlake Facility”); and

     WHEREAS, Seller desires to transfer, sell, convey, assign and deliver to Purchaser, and Purchaser desires to acquire and accept from Seller, certain assets of Seller relating to the Timberlake Facility, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

     1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the consummation of the transactions contemplated by this Agreement (the “Closing”) on the Closing Date (as defined below), Seller shall transfer to Purchaser, and Purchaser shall acquire and accept from Seller, all of Seller’s right, title and interest in, to and under all of the real property, furniture, fixtures, equipment (including the rights under any leases that encumber such equipment, to the extent transferable) and other assets, used or located at the Timberlake Facility, less and except the Excluded Assets (as defined below) (after giving effect to the exclusion of the Excluded Assets, such assets being hereinafter collectively referred to as the “Transferred Assets”), free and clear of any and all liens, mortgages, pledges, security interests, charges, or other encumbrances whatsoever (“Liens”) except Permitted Encumbrances (as defined below), such Transferred Assets to include, without limitation:

(a)	the real property and all buildings, structures, fixtures, easements and improvements (except for the greenhouse) situated thereon, identified on Schedule 1(a) (“Property”);

(b)	the equipment and machinery consisting of and relating to primary tobacco processing, puffed stem processing, and cigarette making and packing, and spare parts and supplies, including the “twin track” king size (85mm) hard pack box packing machine and foreign-type tax stamp application unit, all as identified on Schedule 1(b), (“Plant Equipment”);

(c)	the leased equipment and all rights under the equipment leases that encumber any of the Transferred Assets (the “Equipment Leases”), identified on Schedule 1(c), if Purchaser agrees to assume such Equipment Leases and to the extent transferable;

(d)	furniture, furnishings and fixtures identified on Schedule 1(d);

(e)	computer hardware and computer software documentation, to the extent transferable (collectively, the “Software Licenses”), with all fees to be paid by Purchaser, (subject to applicable license agreements) utilized at the Timberlake Facility, including source code and systems documentation, if available, described on Schedule 1(e); provided, however, if any such computer software is not transferable without the consent or waiver of the licensor thereof, the Seller shall use all reasonable efforts, and the Purchaser shall cooperate with the Seller, to obtain the consent or waiver necessary to convey to the Purchaser such software license;

(f)	all licenses and permits to the extent transferable, as identified on Schedule 1(f);

(g)	all rights of the Seller under the Service Contracts (as defined below) and Software Licenses, to the extent assignable, that Purchaser chooses to accept (pursuant to an Assignment and Assumption Agreement); and

(h)	all Stemmery Equipment identified on Schedule 1(h) (the “Stemmery Equipment”).

Notwithstanding anything to the contrary contained herein, the Purchaser will not assume any liability or obligation of any kind of the Seller, other than the Permitted Encumbrances and any liability under any lease, the Equipment Leases, the Service Contracts and Software Licenses that the Purchaser expressly assumes pursuant to an Assignment and Assumption Agreement.

     2. Excluded Assets. Notwithstanding anything in Section 1 to the contrary, Seller shall retain all of its right, title and interest in, to and under all, and shall not transfer to Purchaser any of, the following assets, rights or properties (the “Excluded Assets”):

(a)	the greenhouse, as more particularly described on Schedule 2(a); provided, however, that Seller and Purchaser shall enter into a ground lease substantially in the form of Exhibit A hereto, for a period of thirty-six (36) months following the Closing for a monthly lease payment of $1,000.00;

(b)	all palladium-related equipment identified on Schedule 2(b); and

(c)	all tobacco inventory, all manufactured tobacco goods, and all non-tobacco production materials, including, without limitation, cigarette paper, filter materials, glue, and packaging materials.

     3. Purchase Price.

(a)	The aggregate purchase price for the Transferred Assets (the “Purchase Price”) is $25,800,000.00.

(b)	The Purchase Price shall be allocated as set forth on Schedule 3(b). The allocation of the Purchase Price is intended to comply with the requirements of Section 1060 of the Internal Revenue Code (the “Code”). Purchaser and Seller shall file Form 8594, Asset Acquisition Statement Under Section 1060 of the Code, if applicable, with their respective income tax returns for the taxable year that includes the Closing Date, in a manner consistent with the allocation of the Purchase Price set forth herein. Purchaser and Seller agree to satisfy all of the reporting requirements of Section 1060 of the Code. If either Purchaser or Seller, in a subsequent taxable year, makes any allocation of an increase or decrease in the Purchase Price for any asset, Purchaser or Seller, as applicable, agrees to file a supplemental Form 8594 as required.

     4. Payment of Purchase Price. The Purchase Price is payable by Purchaser as follows:

(a)	Two Million Five Hundred Eighty Thousand Dollars ($2,580,000.00) upon execution of this Agreement, by wire transfer of immediately available funds, to be paid to Commonwealth Land Title Insurance Company (the “Escrow Agent”) and applied in the manner described in Section 11 (together with any interest accrued thereon, the “Deposit”); and

(b)	The balance of the Purchase Price on the Closing Date, by wire transfer of immediately available funds to an account in a U.S. bank specified by Seller.

     5. State of Title; Permitted Encumbrances. The Transferred Assets are to be conveyed, and Purchaser agrees to purchase the same, free and clear of all Liens, except for the matters identified in Schedule 5(a) (the “Permitted Encumbrances”). Within fifteen (15) days from execution of this Agreement, the Purchaser may obtain, at the Purchaser’s expense, a boundary and topographical survey of the Property (the “Survey”), and a title insurance commitment for the Property from the Escrow Agent (the “Commitment”). Within such fifteen (15) day period, Purchaser will deliver a copy of the Commitment to Seller with a notice of any objections to title contained therein. Such objections shall not include any Permitted Encumbrances. Seller shall then have until the Closing Date, or such later date as the parties agree, to cure.

     6. Condition of Transferred Assets. Purchaser agrees that neither Seller nor any agent or representative of Seller has made or is hereby making any representation or warranty as to the physical condition, fitness for any purpose, operation, or compliance with legal requirements of the Transferred Assets, or the legal requirements applicable to the Transferred Assets, except as may be specifically set forth in this Agreement.

     7. Representations and Warranties.

7.1	Seller

(a)	Seller represents and warrants to Purchaser, that as of the date hereof (which representations and warranties shall be repeated as if made as of the Closing Date and shall survive the Closing) that: (i) this Agreement and all agreements and instruments to be executed and delivered by Seller pursuant to this Agreement (collectively, the “Ancillary Agreements”) have been duly authorized, and have been or will be, duly executed and delivered by Seller and will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with their terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and (ii) Seller is a limited liability company duly organized and in good standing in the state of its organization and is qualified to do business and in good standing in North Carolina.

(b)	Seller represents and warrants to Purchaser as of the date hereof (which representations and warranties shall be repeated as if made as of the Closing Date and shall survive the Closing to the extent provided in Section 14) as follows:

(i)	No action, suit, arbitration or proceeding is pending or, to the best of Seller’s knowledge is threatened, against Seller in or by any court, administrative or arbitral tribunal or government body, whether in respect of eminent domain powers or otherwise, which asserts rights of any person other than Seller to the Transferred Assets, which asserts that Seller’s present or past use of the Transferred Assets has violated any provision of applicable law, in any material respect, or which seeks to delay or prevent the transactions contemplated by this Agreement.

(ii)	The Seller is in compliance in all material respects with all laws, material regulations, rules, decrees and ordinances of any court or governmental body or agency applicable to the Seller, where the failure to comply would have a material adverse effect on Seller’s ability to convey the Transferred Assets.

(iii)	A list of those service, maintenance, and utility contracts (the “Service Contracts”) currently in force with respect to the Transferred Assets is provided in Schedule 7.1(b)(iii); true and complete copies of the Service Contracts, if available, have been or will be made available by Seller to Purchaser. The Service Contracts are in full force and effect, and to the best of Seller’s knowledge, no party is in default thereunder except as may be set forth in Schedule 7.1(b)(iii). Seller shall not modify or terminate any Service Contracts nor enter into any new service, maintenance or utility contracts with respect to the Transferred Assets without Purchaser’s prior written consent, other than contracts which will be terminated at Closing (as set forth on Schedule 7.1(b)(iii)). Seller makes no warranty or representation, however, that any party providing services to Seller under any Service Contract will be willing or able to continue providing the same or similar services to Purchaser on the same or similar terms and conditions.

(iv)	There are no leases, licenses, occupancy agreements or other agreements or contracts by which any party other than Purchaser may purchase any portion of the Property or Plant Equipment or by which any party other than Seller is entitled to occupy any portion of the Property and Seller shall not hereafter enter into or permit any leases, licenses or other occupancy agreements or contracts for the purchase or occupancy of any portion of the Property, except for the tenancy of Vector Tobacco (USA) Ltd. (n/k/a Vector Tobacco Inc.) (“VT”), which will be terminated at Closing.

(v)	The facilities, computer equipment, Plant Equipment, furniture, fixtures, buildings and other tangible assets which are included in the Transferred Assets are in good operating condition and repair and are adequate for the uses to which they have been put by Seller in the ordinary course of the business of the Timberlake Facility, except for ordinary wear and tear, and are free from known defects, except such as require routine maintenance and except such minor defects as do not substantially interfere with the continued use thereof in the conduct of Seller’s business. All of the Plant Equipment necessary for the sustained, uninterrupted operation of the Timberlake

Facility complies, and during Seller’s operation of the Timberlake Facility, the Plant Equipment has complied, in all material respects, with all applicable laws, including the Occupational Safety and Health Act, as amended (“OSHA”). To the best of Seller’s knowledge, the Seller has no liability (and to Seller’s knowledge there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any liability) under OSHA or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof) concerning employee health and safety.

(vi)	The Transferred Assets constitute all of the property and assets adequate for the operation of the Timberlake Facility as a tobacco processing and cigarette manufacturing facility, substantially as the same was conducted by Seller or VT prior to December 31, 2003.

(vii)	No bankruptcy petition has been filed by or against Seller, nor has Seller made an assignment for the benefit of creditors.

(viii)	To the best of Seller’s knowledge, no tax deficiencies have been proposed or assessed against the Seller.

(ix)	Neither the execution and the delivery of this Agreement nor the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller or the Transferred Assets is subject or any provision of the charter or limited liability company agreement of the Seller; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, permit, indenture, instrument of indebtedness, Lien, or other agreement or arrangement to which the Seller is a party or by which it is bound or to which any of the Transferred Assets is subject (or result in the imposition of any Lien upon any of its assets), except for any such violations, defaults or other events as would not have a material adverse effect on Seller’s ability to convey the

Transferred Assets. The Seller does not need to give any notice to, make any filing with, or obtain any consent, or approval of any court or government or governmental agency in order to enter into this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

(x)	Other than the Permitted Encumbrances, the Seller has, or will have, prior to the Closing, good and marketable title to all of the Transferred Assets, free and clear of any Liens or restrictions on transfer other than the Equipment Leases.

(xi)	The Seller has received no notice and has no knowledge of any condemnation proceedings affecting the Transferred Assets, any proceedings to change the zoning of the Property, or any pending liens or assessments for governmental improvements with respect to the Property.

(xii)	With respect to the operation of the Timberlake Facility and the Property, the Seller is, and at all times during the Seller’s ownership has been, in compliance in all material respects with all Environmental Laws (as defined below). To the best of Seller’s knowledge, Seller has no liability (and to Seller’s knowledge there is no basis related to the past or present operations of the Seller or its predecessors for any present or future liability) under any Environmental Law. “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state or local government or agency thereof (including rules, regulations, codes, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, or releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

(xiii)	The Seller has not received any notice alleging or notifying it that it is in violation of any Environmental Law.

(xiv)	To the best of Seller’s knowledge, no Hazardous Material (as defined below) has been released, disposed of or placed on the Property or the Transferred Assets in a manner that could give rise to liability to the owner or operator of the Property of the Transferred Assets under any Environmental Law. To the best of Seller’s knowledge, no above ground or underground storage tanks have ever been located at, on or under the Property, except as set forth on Schedule 7.1(b)(xiv). The Seller has delivered to the Purchaser a complete copy of all environmental claims, reports, studies, compliance actions or the like of the Seller or which are available to the Seller with respect to any of the Property or any of the Transferred Assets. “Hazardous Materials” means any substance which, under any Environmental Law, requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment or disposal.

(xv)	There are no outstanding judgments against Seller that would have a material adverse effect on Seller’s ability to convey the Transferred Assets.

(c)	As used in this Agreement, the phrase “to the best of Seller’s knowledge” shall mean and shall be limited to the best of the actual, current knowledge of Mr. Timothy Jackson, Manager of Seller, Mr. William Marks, Chief Financial Officer of Seller, and Mr. John Schmelzer, Vice President – Operations of VT.

(d)	Prior to Closing, Seller will use commercially reasonable efforts to clean the Timberlake Facility to remove genetically-modified tobacco with the understanding that such removal would be deemed accomplished if samples from test runs of non-genetically modified tobacco processed at the Timberlake Facility failed to show evidence of genetically modified tobacco above established detection levels utilizing the polymerase chain reaction (“PCR”) method of detection. The method of sampling, testing and the established detection levels shall be as set forth on Schedule 7.1(d).

(e)	Seller will promptly notify Purchaser by Closing of any state of facts arising after the date hereof which would render materially untrue any of the representations and warranties contained in subsection 7.1(b).

     7.2 Purchaser

(a)	Purchaser represents and warrants to Seller, that as of the date hereof (which representations and warranties shall be repeated as if made as of the Closing) that: (i) this Agreement and the Ancillary Agreements have been duly authorized, and have been or will be, duly executed and delivered by Purchaser and will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and (ii) Purchaser is a corporation duly organized and in good standing in the state of its organization.

(b)	Purchaser has available resources or financing necessary to complete the Closing.

(c)	Neither the execution and the delivery of this Agreement nor the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of the charter or limited liability company agreement of the Purchaser; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, permit, indenture, instrument of indebtedness, Lien, or other agreement or arrangement to which the Purchaser is a party or by which it is bound.

     8. The Closing; Apportionments.

(a)	The Closing shall take place at 10:00 a.m. eastern time on or before July 15, 2004 (unless extended by agreement of the parties or for any cure period under this Agreement in which case Closing shall occur on the second business day following such cure) (the “Closing Date”) at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 Wachovia Capitol Center, Raleigh, North Carolina. TIME IS OF THE ESSENCE as to Seller’s and Purchaser’s obligations to consummate the Closing on the Closing Date.

(b)	At the Closing:

(i)	Seller will deliver to Purchaser vacant possession of the Property and a Special Warranty Deed in customary form for commercial real estate transactions in North Carolina as well as a bill of sale conveying the Transferred Assets to Purchaser subject to the Permitted Encumbrances and any title defects waived by Purchaser;

(ii)	the Escrow Agent will deliver the Deposit to Seller;

(iii)	Purchaser will deliver the balance of the Purchase Price to Seller as provided in Section 4(b);

(iv)	the following items will be apportioned between Seller and Purchaser as of midnight of the day before the Closing Date: real and personal property taxes (if a current rate has not been fixed for any tax, the tax will be apportioned on the basis of the previous year’s rate, and readjusted post-Closing), fuel, if any (on the basis of tank readings obtained by Seller), charges under the Declaration of Covenants, Conditions and Restrictions identified in Schedule 5(a) and any other items customarily apportioned in similar commercial real estate transactions in the county in which the Property is located. Any errors in apportionments shall be corrected after the Closing, but only if notice of such defect is delivered by the aggrieved party to the other party within thirty (30) days after information from which such defect could be ascertained becomes available to the aggrieved party. The parties’ respective obligations under the immediately preceding sentence and under this clause (iv) of this Section 8(b) shall survive the Closing for a period of one (1) year; and

(v)	Purchaser and Seller shall have entered into an agreement pursuant to which Seller will provide, or cause to be provided, advice and assistance to Purchaser for up to three months following the Closing Date, (for which Purchaser will pay Seller the sum of Four Hundred Thousand Dollars ($400,000)) regarding materials procurement; blend and product development; product testing and analysis; applying for the necessary permits from Alcohol and Tobacco Tax and Trade Bureau (“TTB”) (formerly the Bureau of Alcohol, Tobacco, and Firearms) and developing procedures to comply with applicable TTB requirements; and applying to become a participating manufacturer under the Master Settlement Agreement (“MSA”) and developing procedures to comply with applicable MSA reporting and operating requirements.

(c)	Also at the Closing:

(i)	Seller shall by an Assignment and Assumption Agreement reasonably satisfactory to Purchaser assign to Purchaser, subject to the terms of the respective agreements, all of Seller’s rights under those Equipment Leases, Service Contracts and Software Licenses which Purchaser elects to assume and Purchaser shall by such Assignment and Assumption Agreement reasonably satisfactory to Seller assume the obligations of Seller thereunder, in each case to the extent such rights or obligations accrue from and after the Closing Date (it being further understood that Seller shall retain responsibility for those of the Service Contracts and Software Licenses that Purchaser does not assume);

(ii)	Seller shall assign to Purchaser any licenses and permits, to the extent assignable to Purchaser in accordance with the provisions thereof and applicable law;

(iii)	Seller shall deliver to the Escrow Agent such certificates and affidavits as shall be reasonable and customary for comparable transactions in order to permit issuance to Purchaser of a title insurance policy in customary form;

(iv)	Seller shall deliver to Purchaser copies of such plans and specifications, licenses and permits and other material records relating to the construction, operation and maintenance of the Property and as shall be in Seller’s possession, custody or control;

(v)	Seller shall deliver to Purchaser the keys to the building;

(vi)	Seller and Purchaser shall execute such transfer tax returns, FIRPTA affidavits and other documents as may be customary or required under applicable law in connection with the conveyance of the Property and the building thereon to Purchaser hereunder; and

(vii)	Seller shall deliver to Purchaser a certificate certifying that each of the conditions specified above and in Section 9(a) below is satisfied in all material respects.

(d)	Any installments of any assessments affecting the Property which are or which could become a Lien on the Property will be apportioned as follows: if such assessments are due prior to the Closing Date, they will be paid by Seller; otherwise, they will be paid by Purchaser.

     9. Conditions of Closing.

(a)	Purchaser’s obligation to consummate the Closing will be subject to the following:

(i)	the Property being conveyed to Purchaser vacant, in reasonably clean condition and free of all tenancies, occupants and rights of occupancy;

(ii)	no title defect existing, other than Permitted Encumbrances, unless waived by Purchaser;

(iii)	test runs of tobacco at the Timberlake facility shall show no evidence of genetically modified tobacco above established detection levels using the PCR method of detection, in accordance with the methods of sampling, testing and detection levels set forth in Schedule 7.1(d);

(iv)	Seller not being in default of any of its obligations or in breach of any of its covenants, representations or warranties under this Agreement except such default or breach which would:

(1)	result in reasonably foreseeable direct and/or consequential damages or losses to Purchaser in an amount, in the aggregate, less than $100,000.00, or

(2)	not materially interfere with Purchaser’s intended use of the Property as a tobacco processing, cigarette manufacturing, warehouse and distribution facility;

(v)	no order of any court or governmental authority which seeks to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement shall be in effect.

Seller will be given written notice by Purchaser of, and an opportunity to cure (for up to ninety (90) days from the date on which Seller receives such written notice, or any extensions thereof as may be agreed to by the parties), failure of any condition in Section 9(a) or any breach or default by Seller under this Agreement.

(b)	Seller’s obligation to consummate the Closing will be subject to receipt of the Purchase Price as provided herein, and Purchaser’s execution and delivery of all Ancillary Agreements and Purchaser not being in default of its representations and warranties.

     10. Brokerage. Seller and Purchaser each represents to the other that such representing party has not dealt with any broker, finder or similar person in connection with the transactions contemplated by this Agreement. Each of Seller and Purchaser will defend, indemnify and hold harmless the other from all liability, costs and expenses (including, without limitation, reasonable attorney’s fees) suffered by the indemnified party as a result of any breach of the foregoing representation by the indemnifying party. The provisions of this Section will survive the Closing.

     11. Escrow.

(a)	In the event of termination of this Agreement pursuant to the provisions of Section 12 or 19 hereof, the Escrow Agent shall disburse the Deposit to the party entitled thereto within three (3) business days thereafter.

(b)	Purchaser, Seller and the Escrow Agent shall enter into an Escrow Agreement, substantially in the form of Exhibit B hereto.

(c)	Purchaser will pay any escrow fee charged by the Escrow Agent for its escrow services hereunder.

     12. Casualty and Condemnation.

(a)	If, prior to the Closing, all or any portion of the Timberlake Facility is damaged by casualty and the restoration costs are reasonably expected to exceed $1,000,000.00, as estimated by a reputable contractor licensed in the State of North Carolina, or, the operation of the facility is reasonably expected to be interrupted beyond September 1, 2004, then Purchaser may elect either (i) to terminate this Agreement, whereupon the Deposit will be returned to Purchaser and neither party will have any further liability or obligation to the other; or (ii) to consummate the Closing as provided herein, except that Seller will additionally convey and assign to Purchaser at Closing all proceeds of Seller’s casualty insurance in respect of such casualty and the Purchase Price shall be reduced by the amount of any deductibles payable and other amounts not covered under such insurance policies, to the extent that Seller does not expend sums up to the amount of the deductible repairing the casualty. In the event of any casualty in respect of which the restoration costs are not reasonably expected to exceed $1,000,000.00, as estimated by a reputable contractor licensed in the State of North Carolina, or operations are not expected to be interrupted beyond September 1, 2004, the Closing will be consummated as provided herein, except that Seller will additionally convey and assign to Purchaser at Closing all proceeds of Seller’s casualty insurance in respect of such casualty and the Purchase Price shall be reduced by the amount of any deductibles payable and other amounts not covered under such insurance policies, to the extent that Seller does not expend sums up to the amount of the deductible repairing the casualty.

(b)	If, prior to the Closing, a proceeding in eminent domain is instituted against the Timberlake Facility which contemplates the taking of any portion of the buildings included in the Timberlake Facility or any portion of the land included therein which would in any way materially interfere with or increase the costs of Purchaser’s intended use of the Property and Timberlake Facility as a tobacco processing, cigarette manufacturing, warehouse and distribution facility, then Purchaser may elect either (i) to terminate this Agreement, whereupon the Deposit will be returned to Purchaser and neither party will have any further liability or obligation under this Agreement (except for obligations specified in this Agreement to survive termination of this Agreement); or (ii) to consummate the Closing as provided herein, except that Seller will additionally convey and assign to Purchaser any rights Seller may have to the condemnation award in respect of the Property.

     13. Covenants. During the period of time from the execution of this Agreement through the Closing Date: (a) Upon reasonable notice, Seller will give the Purchaser and its authorized representatives reasonable access during regular business hours to the Timberlake Facility as they may reasonably request (including for the purpose of conducting an environmental analysis on the Property) and shall provide Purchaser with copies of any and all documents relating to the operation of the Timberlake Facility and the Transferred Assets as Purchaser may reasonably request, at Purchaser’s sole cost and expense, (b) Seller will not enter into any transaction relating to the Transferred Assets which would interfere with Seller’s ability to convey the Transferred Assets, and (c) Seller will keep the Timberlake Facility and the Transferred Assets and properties substantially intact. Following the Closing, the Seller shall have one hundred eighty (180) days to remove from the Property, in its entirety and at Seller’s sole cost and expense, the Excluded Assets other than the greenhouse, which is subject to the terms of a lease agreement. The Seller shall reimburse the Purchaser in full for any damage to the Property caused by the removal of the Excluded Assets.

     14. Survival of Representations and Warranties. The representations and warranties contained in Sections 7.1(a), 7.1(b)(ix) and 7.1(b)(x) hereof and Sections 7.2(a) and 7.2(c) shall survive the Closing and continue in full force and effect forever thereafter. The other representations and warranties of Seller contained in Section 7.1(b) shall survive the Closing and continue in full force and effect for a period of twelve (12) months thereafter.

     15. Indemnification.

(a)	The Seller agrees to indemnify the Purchaser from and against the entirety of any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including all attorneys’ fees and court costs (“Adverse Consequences”) the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i)	any breach or non-fulfillment of any of the Seller’s representations, warranties or covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Seller; or

(ii)	any liability or obligation of the Seller that was not expressly assumed by Purchaser hereunder or under an Ancillary Agreement.

(b)	The Purchaser agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i)	any misrepresentation, breach or non-fulfillment of any of the Purchaser’s representations, warranties or covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Purchaser; or

(ii)	any liability or obligation of the Seller expressly assumed by Purchaser hereunder or under an Ancillary Agreement.

(c)	If any third party shall notify either Seller or Purchaser (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 15, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

(d)	Purchaser shall not be entitled to make any claim against Seller under Section 15(a) unless and until the aggregate amount of Adverse Consequences with respect to all such claims exceeds $100,000.00 in which event, Purchaser may assert its right to indemnification to the extent of Adverse Consequences for all such claims.

(e)	Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable losses which may be recovered from the Seller shall be an amount equal to $5,000,000.00, except for claims made with regard to Section 7.1(b)(x) (after any recovery under policies of title insurance), which shall be limited to an amount equal to the Purchase Price. Notwithstanding the foregoing, Seller’s aggregate obligations under this Section shall not exceed the Purchase Price and shall be net of any recovery under policies of title insurance.

(f)	VT has executed this Agreement for the limited purpose of guaranteeing Seller’s indemnification obligations herein.

     16. Cooperation.

     The parties shall use their best efforts to cause the transactions contemplated by this Agreement to be consummated, and Seller will assist Purchaser in obtaining any licenses and approvals necessary to operate the Timberlake Facility.

     17. Miscellaneous.

(a)	North Carolina documentary transfer taxes in connection with the Closing will be borne by Seller. North Carolina sales tax, if any, on the Plant Equipment will be borne by Purchaser. Except as explicitly set forth herein to the contrary, all expenses for title search, title insurance, survey and deed recordation will be paid by Purchaser. Both parties agree that bulk sale or bulk transfer laws are not applicable to the transactions contemplated by this Agreement.

(b)	For a period of three (3) years from and after the Closing, neither party nor any of their respective affiliates will, directly or indirectly, seek to hire any employee then in the employment of the other party or the other party’s respective affiliates or attempt to induce any such employee to terminate such employment, without the prior written consent of the other party, except with respect to the individuals listed on Schedule 17(b).

(c)	The proceeds of any tax certiorari or similar property tax reduction proceeding or claim for any tax year or portion thereof ending prior to the Closing will belong to Seller and Seller will have the right to pursue any such proceeding or claim. The proceeds of all other such proceedings and claims will belong to Purchaser which shall have the right to pursue same.

(d)	All notices under this Agreement will be in writing, addressed as follows:

If to Seller:

VT Roxboro LLC
One Park Drive
Suite 150
Research Triangle Park, NC 27709
Attention: Timothy Jackson
                    Manager

With a copy to:

Vector Group Ltd.
100 SE 2nd Street
32nd Floor
Miami, FL 33131
Attention: Marc N. Bell, Esquire

If to Purchaser:

Flue-Cured Tobacco Cooperative Stabilization Corporation
1304 Annapolis Drive
Raleigh, North Carolina 27605
Attention: Lioniel Edwards

With a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P
2500 Wachovia Capitol Center
Post Office Box 2611
Raleigh, North Carolina 27602-2611
Attention: R. Marks Arnold, Esquire

Notices will be deemed given upon receipt. All notices must be sent via Federal Express overnight delivery. Either, party may change the address for notices hereunder, by notice to the other party. Notices given by the attorneys for any party shall be deemed given by such party.

(e)	The Exhibits and Schedules to this Agreement are incorporated herein and are part of this Agreement.

(f)	This Agreement shall be binding on the parties and their respective successors and assigns; provided, however, that prior to the Closing, Purchaser may not assign its rights hereunder without the consent of Seller, except to a subsidiary formed by Purchaser, but such assignment shall not relieve Purchaser of its obligations hereunder.

(g)	This Agreement may be executed in any number of facsimile counterparts, with the same effect as if the parties hereto had executed the same document.

(h)	The parties hereto agree to make, execute and deliver all such further instruments and documents, and to perform all such further acts, reasonably necessary to consummate the transactions contemplated by this Agreement (provided that neither party shall be obligated to incur any out-of-pocket expenses under this Section). This Section will survive the Closing.

(i)	This Agreement contains the entire agreement of the parties in relation to the subject matter hereof, and supersedes all prior agreements (whether written or oral). This Agreement may only be amended by a written instrument executed and delivered by the parties.

(j)	No waiver by any party of any default, breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)	This Agreement shall be governed by the laws of the State of North Carolina, without regard to principles of conflicts of laws.

(l)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

     18. Confidentiality.

(a)	Purchaser agrees to treat all information supplied by Seller as confidential, subject to the requirements of law, and except that this obligation will not apply to publicly-available information. Purchaser may, however, share such confidential information with its employees, directors, advisors, consultants and prospective lenders on a need-to-know basis or as otherwise may be required in furtherance of Purchaser’s due diligence. Neither party will make any disclosure or release to the public pertaining to the existence of this Agreement or the subject matter contained herein without the consent of the other party hereto; provided, however, that each party shall be permitted to make such disclosures to the public, governmental agencies or courts of competent jurisdiction, as its counsel shall deem necessary to comply with any applicable laws.

(b)	The provisions of subsection (a) above shall survive the termination of this Agreement (but not the Closing).

     19. Termination.

               This agreement may be terminated:

(a)	by the mutual written consent of Seller and Purchaser at any time;

(b)	by Seller, if, prior to the Closing Date, the condition set forth in Section 9(a)(iii) or (v) has not been satisfied, or waived by Purchaser;

(c)	by Purchaser, (i) pursuant to Section 12, or (ii) if on the Closing Date or any extension thereof, any of the conditions to Closing set forth in Section 9(a) have not been satisfied or cured within any applicable cure period and Seller is not in default hereunder;

(d)	by Seller, if Purchaser defaults under this Agreement by failing to consummate the Closing, other than pursuant to Section 19(c), and upon such termination Seller’s sole remedy shall be to obtain as liquidated damages the Deposit, it being understood and agreed that Seller’s damages in the event of such default by Purchaser will be impossible to ascertain, and such liquidated damages provide a fair and reasonable estimate of damages under such circumstances; or

(e)	by Purchaser, if Seller defaults under this Agreement, and upon such termination Purchaser shall be entitled to receive the Deposit, and proceed against Seller to recover actual damages incurred by Purchaser, including, without limitation, fees, expenses and costs associated with the negotiation of this Agreement and conducting due diligence in connection therewith, such damages not to exceed $2,580,000.00.

     20. Effect of Termination; Specific Performance.

     In the event of the termination of this Agreement pursuant to Section 19(a), (b) or (c), such termination shall be the sole remedy, this Agreement shall forthwith become void (except for Section 18), and the Deposit shall be returned to Purchaser. In the event of termination of this Agreement pursuant to Section 19(d) or (e), the rights and obligations of the parties shall be as set forth in such sections.

     Notwithstanding the foregoing, if Seller defaults under this Agreement, Purchaser shall be entitled to seek specific performance as an alternative to the remedies set forth in Section 19(e).

21. WAIVER OF JURY TRIAL

     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above, the Escrow Agent has executed this Agreement solely for purposes of Section 11 and Exhibit A, and VT has executed this Agreement to acknowledge its guarantee of Seller’s indemnification obligations herein.

Seller: VT Roxboro LLC
By:	/s/ Timothy Jackson
	Name:	Timothy Jackson
	Title:	Manager

Purchaser: Flue-Cured Tobacco Cooperative Stabilization Corporation
By:	/s/ Lioniel Edwards
	Name:	Lioniel Edwards
	Title:	General Manager & Secretary

Escrow Agent:

Commonwealth Land Title Insurance Company

By:

Name: Title:

Vector Tobacco Inc.

By: /s/ Marc N. Bell

Name: Marc N. Bell Title: Senior Vice President and General Counsel